As filed with the Securities and Exchange Commission on August 23, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apple Inc.

(Exact name of Registrant as specified in its charter)

California	94-2404110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Apple Park Way

Cupertino, California 95014

(Address of principal executive offices) (Zip Code)

Apple Inc. Deferred Compensation Plan

(Full title of the plan)

Katherine Adams

Senior Vice President, General Counsel

Apple Inc.

One Apple Park Way

Cupertino, California 95014

(Name and address of agent for service)

(408) 996-1010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$180,000,000	100%	$180,000,000(2)	$22,410(2)

(1)

The Deferred Compensation Obligations being registered are general unsecured obligations of Apple Inc. (the “Company” or the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Apple Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

(2)

Estimated solely for purposes of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation participants may defer under the Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Deferred Compensation Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424. The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2017, filed with the Commission on November 3, 2017 (Commission File No. 001-36743); and

(b)

All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

An aggregate principal amount of $180,000,000 of deferred compensation obligations (the “Obligations”) are being registered hereby based on estimated contributions of eligible employees and non-employee board members (each a “Participant” and, collectively, “Participants”) under the Deferred Compensation Plan. Further amounts may be registered and issued as new or existing Participants of the Deferred Compensation Plan elect to defer portions of their compensation in subsequent years. Under the Deferred Compensation Plan, there is no limitation on the Registrant’s right to issue senior debt or other securities. The following summary is qualified in its entirety by reference to the Deferred Compensation Plan document, which is filed as an exhibit to this Registration Statement and incorporated by reference into this Item 4.

The Deferred Compensation Plan is effective as of September 1, 2018. The adoption of the Deferred Compensation Plan supports the Registrant’s strategy to attract, motivate, and retain key employees. Under the terms of the Deferred Compensation Plan, a select group of the Registrant’s management and highly compensated employees are permitted to defer a portion of their base salary, commissions and cash bonus for a particular year. All of the Registrant’s non-employee directors may elect to defer payment of all or a portion of their annual cash compensation in accordance with the terms of the Deferred Compensation Plan. The amount to be deferred by each Participant will be determined in accordance with the Deferred Compensation Plan based on elections by the Participant.

Amounts deferred by a Participant are credited to a bookkeeping account maintained on behalf of each Participant. These bookkeeping accounts are utilized solely to measure and determine the amounts to be paid to a Participant, or his or her designated beneficiary, pursuant to the terms of the Deferred Compensation Plan. Amounts deferred by a Participant will be invested in certain notional investment funds offered under the Deferred Compensation Plan and selected by the Participant.

The Obligations are generally payable upon a date or dates selected by the Participant under the Deferred Compensation Plan, subject to exceptions for hardship withdrawals and payments upon separation from service or in the event of death. The Obligations are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant.

The Obligations are general unsecured unsubordinated obligations of the Registrant, and will rank pari passu with other unsecured, unsubordinated indebtedness of the Registrant from time to time outstanding. All amounts payable under the Deferred Compensation Plan are paid from the Registrant’s general funds, and the rights of any Participant, or their respective beneficiaries, under the Deferred Compensation Plan are no more than those of an unsecured general creditor of the Registrant with no special or prior right to any assets of the Registrant for payment of such obligations. The Deferred Compensation Plan is considered unfunded for tax purposes, and is intended to be exempt from Parts 2, 3 and 4 of Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All deferrals of compensation under the Deferred Compensation Plan are intended to either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Other than by will or the laws of descent and distribution or pursuant to a domestic relations order as defined in the Internal Revenue Code, the Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment or other disposition. Any attempt by any person to transfer or assign benefits under the Deferred Compensation Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant or beneficiary will be responsible for enforcing his or her own rights with respect to the Obligations.

The Registrant reserves the right to amend modify, suspend or terminate the Deferred Compensation Plan at any time, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce the value of any amounts allocated to a Participant’s account at the time of the amendment, modification, suspension or termination. The Deferred Compensation Plan will remain in effect until it is terminated.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Registrant’s Restated Articles of Incorporation provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits set forth in Section 204 of the California Code with respect to actions for breach of duty to the Registrant and its shareholders.

The Registrant’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Registrant, (b) who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation. The Registrant’s Amended and Restated Bylaws also contain provisions authorizing it, to the extent and in the manner permitted by the California Code, to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, an “employee” or “agent” (other than a director or officer), includes any person who (a) is or was an employee or agent of the Registrant, (b) is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

The Registrant’s Amended and Restated Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted pursuant to its Amended and Restated Bylaws, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Amended and Restated Bylaws. The indemnification provided for in the Registrant’s Amended and Restated Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Registrant but not involving a breach of duty to the Registrant and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Restated Articles of Incorporation, the Amended and Restated Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit Description

4.1	Apple Inc. Deferred Compensation Plan.

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on August 23, 2018.

Apple Inc.

By:	/s/ Luca Maestri
Luca Maestri
Senior Vice President, Chief Financial Officer

Each person whose signature appears below constitutes and appoints Katherine Adams and Luca Maestri and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Timothy D. Cook	Chief Executive Officer and Director (Principal Executive Officer)	August 23, 2018
TIMOTHY D. COOK

/s/ Luca Maestri	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	August 23, 2018
LUCA MAESTRI

/s/ Chris Kondo	Senior Director of Corporate Accounting (Principal Accounting Officer)	August 23, 2018
CHRIS KONDO

/s/ James A. Bell	Director	August 23, 2018
JAMES A. BELL

/s/ Al Gore	Director	August 23, 2018
AL GORE

/s/ Robert A. Iger	Director	August 23, 2018
ROBERT A. IGER

/s/ Andrea Jung	Director	August 23, 2018
ANDREA JUNG

/s/ Arthur D. Levinson	Director	August 23, 2018
ARTHUR D. LEVINSON

/s/ Ronald D. Sugar	Director	August 23, 2018
RONALD D. SUGAR

/s/ Susan L. Wagner	Director	August 23, 2018
SUSAN L. WAGNER